SEPARATION AGREEMENT WITH GENERAL RELEASE
This Separation Agreement with General Release (“Agreement”) is entered into by and between William E. Newell (“Executive” or “you”), an individual, and DENTSPLY SIRONA Inc., a Delaware corporation, (“Dentsply Sirona” or the “Company”) (the Executive and the Company are referred to collectively as “Parties”) as of June 9, 2020. The Parties entered into an employment agreement (“Employment Agreement”) on May 27, 2017 and amended on August 6, 2018.

1.Termination of Employment and Eligibility for Severance Benefits. Executive acknowledges receiving written notice on June 9, 2020 from Dentsply Sirona that:

a.Executive’s employment with Dentsply Sirona will terminate without cause pursuant to Section 3(a)(iv) of the Employment Agreement, due to the elimination of his position, effective as of the close of business on June 30, 2020 (the “Termination Date”);

b.Executive will be paid all legally entitled final compensation by the date required pursuant to the Employment Agreement and applicable law(s) after the Termination Date, including all accrued and unused vacation time or paid time off (“PTO”); and

c.Effective as of the Termination Date, the Executive resigns as an officer of the Company and its affiliates and, if applicable, as a director of the Company’s affiliates. Upon the request of the Company, the Executive agrees to promptly execute letters of resignation or other documentation to effect such resignations. The Executive also agrees that the Termination Date is also the date of termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities on behalf of the Company or any of its affiliates.

2.Severance Benefits. Subject to the terms of this Agreement, Dentsply Sirona will provide Executive with severance benefits, to which he is otherwise not entitled, as consideration for the Executive’s execution of, non-revocation of, and compliance with this Agreement as well as the Executive’s waiver and release of all claims no later than fifty (50) days after the Termination Date, in addition to payments and benefits pursuant to Section 3(c) of the Employment Agreement (which are due in any case). The Company will provide the following benefits:

a.An amount equal to One Million Seven Hundred and Eleven Thousand Nine Hundred dollars ($1,711,900), payable over twenty four (24) months in equal installments in accordance with the Company’s regular payroll practices, less standard payroll deductions and withholdings, starting on the first payroll date following the Effective Date but no later than sixty (60) days following the

Termination Date, pursuant to the amounts described in the Section 4(b)(i) of the Employment Agreement.

b.An amount equal to the Annual Bonus under the Employment Agreement, Section 4(b)(ii), determined by the Company’s actual performance for the full fiscal year in which the termination occurs, prorated for the number of days worked during the year, less standard payroll deductions and withholdings payable in a lump sum cash payment at the time when the bonus would be paid to employees. Employees typically receive bonus payments by the end of the first quarter of the year following the target year. The Parties acknowledge that the amount in this Section 2(b) refers to the 2020 Annual Incentive Plan bonus amount based on the targets approved by the Human Resources Committee on February 25, 2020. If there are any subsequent adjustments to the targets approved as part of the 2020 Annual Incentive Plan or if an alternate bonus program is adopted to replace the originally adopted 2020 Annual Incentive Plan, Executive will only be entitled to the prorated share of such revised or alternate bonus program based on the number of days Executive was employed during the relevant performance period for such revised or alternate program.

c.The following subsections (i) and (ii) describe the treatment of certain equity awards in connection with and following the Termination Date. Any equity award, including any stock option, restricted share unit, or performance restricted share unit that is not set forth below shall be forfeited immediately on the Termination Date without further consideration therefor.
a.The equity awards set forth in the following schedule that are outstanding and have not been forfeited or settled on the Termination Date shall remain outstanding, continue to be eligible to vest for a period of twenty four (24) months following the Termination Date notwithstanding the Executive’s termination of employment (but subject to other vesting requirements applicable to the award), and remain exercisable (in the case of options) until the earlier of ninety (90) days following the 24-month anniversary after the Termination Date or the date such equity award would have expired had the Executive remained in continuous employment, subject to all other terms and conditions of the applicable plan and award under which they were granted.

Grant Date	Type of Award
8/11/2017	Stock Options
8/11/2017	Performance Restricted Share Units
3/6/2018	Stock Options
3/6/2018	Performance Restricted Share Units
11/13/2018	Stock Options
11/13/2018	Performance Restricted Share Units
3/12/2019	Stock Options
3/12/2019	Performance Restricted Share Units (relates only to the grants associated with the total shareholder return and cumulative Non-GAAP EPS targets, not the grant associated with the operating margin targets (the “OM PRSUs”); said OM PRSUs will remain outstanding in accordance with the terms of the applicable grant agreement and the treatment thereof will be governed by said grant agreement)
3/4/2020	Stock Options
3/4/2020	Performance Restricted Share Units
Executive’s stock options which were granted on February 24, 2014, February 23, 2015, February 17, 2016, and February 22, 2017 which have vested shall remain outstanding and exercisable until the earlier of ninety (90) days following the twenty-four (24) month anniversary of the Termination Date or the date such equity award would have expired had Executive remained in continuous employment.
b.All outstanding restricted share units set forth in the following schedule (“Applicable Grants”) that have not been forfeited, vested, or settled prior to the Termination Date shall become immediately vested as of the Termination Date, subject to all other terms and conditions of the applicable plan and award under which they were granted. The Applicable Grants shall be the Restricted Share Unit grants under the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan pursuant to Restricted Share Unit Grant Notices with a Grant Date and Number of Restricted Share Units as follows:

Grant Date	Number of Restricted Share Units Subject to subsection (ii)
8/11/2017	296.077
3/6/2018	903.243
11/13/2018	132.048
3/12/2019	2,219.692
3/4/2020	2,270.637

i.A lump sum cash payment of $53,118.48, less all relevant taxes and other withholdings, payable 60 days following the Termination Date, pursuant to Section 4(b)(iv) of the Employment Agreement. Also, the Executive and any eligible dependents will have coverage under the Company’s group healthcare plan until the last of the day of the termination month.

ii.Subject to continued payment by the Executive of any applicable cost owed by him under the applicable plan, for the twenty four (24) months following the

Termination Date, continuation of life and accidental death and dismemberment benefits substantially similar to those provided to the Executive and his dependents immediately prior to the Termination Date (in each case, however, subject to any amendments to such arrangements from time to time that are generally applicable to executives of the Employer), at no greater cost to the Executive than the cost to the Executive immediately prior to such date.

iii.A lump sum amount, in cash, equal to $200,292.30, less all relevant taxes and other withholdings, payable 60 days following the Termination Date, in recognition of the benefits described in Section 4(b)(vi) of the Employment Agreement.
iv.A lump sum amount, in cash, equal to the combination of Executive’s attorneys’ fees incurred in the review of this Agreement and/or outplacement services, but in no event to exceed ten thousand dollars ($10,000), less all relevant taxes and other withholdings, payable 60 days following the receipt of appropriate legal and/or outplacement services invoices, provided that all such invoices shall be submitted by November 1, 2020.
v.The Company will not seek reimbursement of any amounts in connection with the Employee Relocation Agreement, dated August 16, 2018.
3.Consideration. Executive acknowledges that he would not be entitled to the severance benefits provided for in paragraph 2, above, in the absence of Executive signing this Agreement; that the severance benefits constitute a substantial economic benefit to the Executive; and that they constitute good and valuable consideration for the various commitments undertaken by the Executive in this Agreement.

4.Parties Released. For purposes of this Agreement, the term “Releasees” means Dentsply Sirona, its past, present, and future parents, subsidiaries, divisions, affiliated companies, predecessors, successors, assigns, benefit plans, plan administrators, shareholders, directors, trustees, officers, employees, agents, attorneys, and insurers.

5.General Release. The Executive and the Executive’s legal representatives, heirs, devisees, executors, successors and assigns, hereby acknowledge full and complete satisfaction of, and fully and forever waive, release, acquit, and discharge the Releasees from any and all claims, causes of action, demands, liabilities, damages, obligations, and debts (collectively referred to as “Claims”), of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, which the Executive holds as of the date he signs this Agreement, or at any time previously held against the Releasees, or any of them, arising out of any matter whatsoever, with the sole and exclusive exception of (i) breaches of this Agreement, (ii) claims for vested benefits, if any, to which Employee is legally entitled under the terms of Dentsply Sirona's retirement, profit sharing or insurance plans, (iii) legally required insurance continuation, and (iv) any workers’ compensation claims identified in paragraph 8 below (collectively referred to as the “Excluded Claims”). This General Release specifically includes, but is not limited to, any and all Claims, with the exception of the Excluded Claims:

vi.Arising out of or in any way related to Executive’s employ with Dentsply Sirona, or the termination of Executive’s employment;
vii.Arising out of or in any way related to any contract or agreement between Executive and Dentsply Sirona;
viii.Arising under or based on the Equal Pay Act (“EPA”); Title VII of the Civil Rights Act of 1964 (“Title VII”); Section 1981 of the Civil Rights Act; the Americans With Disabilities Act (“ADA”); the Family and Medical Leave Act (“FMLA”) ; ; the National Labor Relations Act (“NLRA”); the Worker Adjustment and Retraining Notification Act (“WARN”); the Employee Retirement Income Security Act (“ERISA”), the Uniform Services Employment and Reemployment Rights Act (“USERRA”), the Genetic Information Nondiscrimination Act (“GINA”), the Immigration Reform and Control Act (“IRCA”), the Civil Rights Action of 1991, Section 1981 of U.S.C. Title 42, the Fair Credit Reporting Act (“FCRA”), all including any amendments and their respective implementing regulations, or any other federal, state, county or local law, statute, ordinance, decision, order, policy or regulation prohibiting employment discrimination, harassment or retaliation; providing for the payment of wages or benefits; or otherwise creating rights or claims for employees, including, but not limited to, any and all claims alleging breach of public policy; the implied obligation of good faith and fair dealing; or any express, implied, oral or written contract; handbook; manual; policy statement or employment practice; or alleging misrepresentation; defamation; libel; slander; interference with contractual relations; intentional or negligent infliction of emotional distress; invasion of privacy; false imprisonment; assault; battery; fraud; negligence; or wrongful discharge;
ix.Arising under or based on the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act (“OWBPA”), and alleging a violation thereof based on any action or failure to act by the Releasees, or any of them, at any time prior to the effective date of this Agreement
x.Nothing in this Agreement is intended to interfere with, prevent or prohibit the Executive from filing a claim with a federal, state or local government agency that is responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”) (including a challenge to the validity of this Agreement), Department of Labor (“DOL”), Securities and Exchange Commission (“SEC”) or National Labor Relations Board (“NLRB”). Nor should anything in this Agreement be read to deter or prevent the Executive from cooperating with or providing information to such a governmental agency during the course of its investigation or during litigation. However, the Executive understands and agrees that, that except for claims brought pursuant to the SEC’s Whistleblower Program (15 U.S.C. § 78u-6 and 18 U.S.C. § 1514A), However,

the Executive may not recover any monetary benefit or relief as a result of any such claim brought on his behalf.
6.ADEA RELEASE. The Executive understands, covenants, and agrees that he irrevocably and unconditionally releases and forever discharges Dentsply Sirona (include all Releasees) from any and all Claims related to Executive’s employment with Dentsply Sirona arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., including the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f).
xi.The Executive has been given a period of at least twenty-one (21) days in which to consider this Agreement.
xii.Also, the Executive has a period of seven (7) days after the day Executive signs this Release to revoke this Release. To revoke this Release, the Executive must provide written notice of intent to revoke and such notice must be sent via certified mail, return receipt requested, to Keith Ebling, Executive Vice President, General Counsel and Secretary, 13320 Ballantyne Corporate Place, Charlotte, NC 28277 and must be postmarked within seven (7) days of the date on which the Executive has signed this Release. This Agreement shall not become effective until the eighth (8th) day after you sign, without revoking, this Agreement. No payments otherwise due to you under this Agreement shall be made or begin before the Effective Date. You must execute and not revoke this Agreement within the required time period in order to become entitled to any payment or benefit under this Agreement.
xiii.The Executives understand the terms of this Release and acknowledge that his release and waiver of claims in this Release is knowing and voluntary.
xiv.The Executive’s release and waiver of rights or claims under the ADEA in this Release is being made in exchange for consideration in addition to anything of value to which the Executive is already entitled.
Nothing in this Release shall limit or restrict the Executive’s right under the ADEA to challenge the validity of his ADEA release in a court of law. However, the Executive understands that the waiver and release contained in this Paragraph still applies to the Executive’s ADEA Claims and that he has waived all ADEA Claims as part of this Release. The Executive further understands that in any suit brought under the ADEA, Executive would not be entitled to any damages or other relief unless the waiver in this Paragraph is deemed to be invalid.
7.Timing for Signature. Executive may sign, date, and return the Release to Dentsply Sirona before the consideration period (50 days) has expired, but not before the Termination Date. To be eligible for benefits under this Release, the Executive must return it signed and dated to the Company via email to Lisa Yankie, Senior Vice President, Human Resources, lisa.yankie@dentsplysirona.com or via US mail to 13320 Ballantyne Corporate Place, Charlotte, NC 28277 If the Executive fails to sign, date, and return this Agreement as directed within the consideration period, the offer contained in this Release will automatically expire without further notice.
8.No pending claims. The Executive represents that, as of the date on which he signed this Agreement, the Executive has not commenced, maintained, filed, or prosecuted any action, charge, claim, complaint, or proceeding of any kind (on the Executive’s behalf and/or on behalf of any other person or on behalf of or as a member of any alleged class of persons) that is presently pending in any court, or before any administrative or investigative body or agency or other tribunal (“Pending Claims”), against or involving Dentsply Sirona or any of the Releasees. If there are any such Pending Claims, the Executive shall, at his sole cost, cause them to be withdrawn immediately with prejudice, and without attorneys’ fees, disbursements or costs assessed to Dentsply Sirona. Likewise, the Executive acknowledges that he is not aware of any claims that he has or might have against Dentsply Sirona for any work-related injuries or illnesses under any State Workers’ Compensation Act, with the sole and exclusive exception of the following: None. (Write “None” if there are no such claims; in the event Executive leaves the foregoing space blank, the parties agree that there are no such claims of which Executive is aware or which are pending).
9.Intended Scope of Release. It is the intention of the parties and is fully understood and agreed by them that this Agreement includes a General Release of all Claims (with the exception of the Excluded Claims), which Executive holds or previously held against the Releasees, or any of them, regardless of whether they are specifically referred to herein. No reference herein to any specific claim, statute or obligation is intended to limit the scope of this General Release and, notwithstanding any such reference, this Agreement shall be effective as a full and final bar to all Claims of every kind and nature, whether known or unknown, suspected or unsuspected, or fixed or contingent, released by this Agreement.
10.Executive Waiver of Rights. As part of the General Release, the Executive is waiving all of his rights to any recovery, compensation, or other legal, equitable or injunctive relief (including, but not limited to, compensatory damages, liquidated damages, punitive damages, back pay, front pay, attorneys’ fees, and reinstatement to employment), from the Releasees, or any of them, in any administrative, arbitral, judicial or other action brought by or on behalf of the Executive in connection with any Claim released by this Agreement.
11.Remedies for Breach. If the Executive, or anyone on behalf of the Executive, initiates, brings or prosecutes any suit or action against any of the Releasees in any federal, state, county or municipal court, with respect to any of the Claims released by this Agreement (except to challenge the validity or enforceability of this Agreement under the ADEA as amended by the OWBPA), or if the Executive breaches any of the terms of this Agreement, then the Executive shall be liable for the payment of all damages, costs, and expenses (including attorneys’ fees) incurred by the Releasees, or any of them, in connection with such suit, action or breach.
12.No Admission of Liability. Nothing in this Agreement constitutes or shall be construed as an admission of liability on the part of the Releasees, or any of them. The Releasees expressly deny any liability of any kind to the Executive, and particularly any liability arising out of or in any way related to the Executive’s employment with Dentsply Sirona or the termination of the Executive’s employment.
13.Nondisclosure. The Executive agrees that neither he, nor his attorneys or agents, shall directly or indirectly disclose any of the terms of this Agreement unless (i) written consent is given by the Corporate Secretary of Dentsply Sirona, (ii) required to comply with any federal, state or local law, rule or order, (iii) required in connection with any suit or action challenging the validity of this Agreement with respect to claims arising under the ADEA as amended by the OWBPA, or (iv) required in connection with any suit or action alleging a breach of this Agreement.
The Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or if such disclosure is made in a complaint or other document filed in a lawsuit or other proceeding under seal. By signing below, the Executive represents and warrants to Dentsply Sirona that he is not aware of any incident or circumstance relating to his duties at Dentsply Sirona that would cause or compel him to make such a disclosure.

Nothing in this Agreement shall prohibit the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of Dentsply Sirona to make any such reports or disclosures and is not required to notify Dentsply Sirona that he has made such reports or disclosures.

14.Restrictive Covenants. The Executive hereby reaffirms and agrees to abide by all non-competition, non-solicitation, confidentiality, and nondisclosure obligations to which he is subject to under the Employment Agreement , the terms of which are incorporated herein, as well as under all relevant and applicable laws, common law, and statues concerning trade secrets and the duty of loyalty.

15.Warranty of Understanding and Voluntary Nature of Agreement. The Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement; that the Executives knows and understands the rights he is waiving by signing this Agreement; and that the Executive has entered into the Agreement knowingly and voluntarily, without coercion, duress or overreaching of any sort.

16.Severability. The provisions of this Agreement are fully severable. Therefore, if any provision of this Agreement is for any reason determined to be invalid or unenforceable, such invalidity or unenforceability will not affect the validity or enforceability of any of the remaining provisions.

17.Entire Agreement/Integration. Except as otherwise expressly provided herein, this Agreement constitutes the sole and entire agreement between the Executive and Dentsply Sirona with respect to the subjects addressed in it, and supersedes all prior or contemporaneous agreements, understandings, and representations, oral and written, with respect to those subjects.
18.No Waiver By Company. No waiver, modification or amendment of any of the provisions of this Agreement shall be valid and enforceable unless in writing and executed by the Executive and Dentsply Sirona’s General Counsel, or such other person as Dentsply Sirona may designate.

19.Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Executive and his personal and legal representatives, heirs, devisees, executors, successors and assigns, and Dentsply Sirona and its successors and assigns. Executive expressly warrants that Executive has not assigned or transferred any of the Executive’s rights to any of the Claims released by this Agreement to any person or entity.

20.Choice of Law. This Agreement and any amendments hereto shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to conflicts of law principles.

21.Acceptance. Acceptance under this Agreement may be made by facsimile transmission, email using a pdf version or electronic signature and this Agreement may be executed in one or more counterparts, each of which when fully executed, shall be deemed to be an original, and all of which shall be deemed to be the same Agreement.

****signatures appear on the next page****

THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HA OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT THE EXECUTIVE’S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE EMPLOYER FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

IN WITNESS WHEREOF, the Employer and the Executive have duly executed this Second Release as of the date first set forth above.

DENTSPLY SIRONA Inc.
By: /s/ Keith J. Ebling Name: Keith J. Ebling Title: Executive Vice President, General Counsel and Secretary
WILLIAM E. NEWELL
Signature: /s/ William E. Newell July 20, 2020 Acknowledged: /s/ Lisa M. Yankie
July 20, 2020